EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Parent Company	Subsidiary Company	State of Incorporation
Provident Financial Services, Inc.	The Provident Bank	New Jersey

Provident Financial Services, Inc.	First Sentinel Capital Trust I	New Jersey

Provident Financial Services, Inc.	First Sentinel Capital Trust II	New Jersey

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